================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             FIRSTMERIT CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         ------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         ------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         ------------------------------------

     (5) Total fee paid:

         ------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                -----------------------------------------

     (2) Form, Schedule or Registration Statement No.:
                                                      -------------------

     (3) Filing Party:
                      ---------------------------------------------------

     (4) Date Filed:
                    -----------------------------------------------------

================================================================================

                                    [LOGO]
                                  FIRSTMERIT

                               III Cascade Plaza
                               Akron, Ohio 44308

                               February 26, 1997

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 9, 1997 at 10:00 A.M. at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308. We believe this new location for the meeting in downtown Akron will be convenient for all of our shareholders.

     The election of directors will take place at the Annual Meeting. This year we will elect five Class III Directors whose terms will expire at the Annual Meeting in 2000. All of the nominees are currently serving as directors. You will also be asked to consider and approve a proposal to adopt the FirstMerit Corporation 1997 Stock Plan. This proposal is described in detail in the Proxy.

     Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director, as well as the other directors who will continue in office.

     It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. We urge you to execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.

                                            Sincerely,

                                            /s/ John R. Cochran

                                            John R. Cochran
                                            President and Chief Executive
                                            Officer

                             FIRSTMERIT CORPORATION
                               III Cascade Plaza
                               Akron, Ohio 44308

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD WEDNESDAY, APRIL 9, 1997

     The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation ("FirstMerit"), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio, on Wednesday, April 9, 1997, at 10:00 A.M. (local time), for the following purposes:

     1. To elect five Class III Directors;

     2. To approve the FirstMerit Corporation 1997 Stock Plan; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 10, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please fill in, date, sign and return the enclosed Proxy Card.

                                            By Order of the Board of Directors,

                                            /s/ Terry E. Patton

                                            Terry E. Patton
                                            Secretary
Akron, Ohio
February 26, 1997

         THE 1996 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

                           FIRSTMERIT(R) CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation ("FirstMerit" or "Company") of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 9, 1997, at 10:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary. FirstMerit(R) is a registered trademark of the Company.

     The close of business on February 10, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date FirstMerit had outstanding approximately 32,085,000 shares of common stock, no par value per share ("Common Stock"), each of which is entitled to one vote. For information concerning principal shareholders, see the section titled "Principal Shareholders" below.

     The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308, telephone number (330) 996-6300. This Proxy Statement, together with the related Proxy Card and FirstMerit's 1996 Annual Report to Shareholders, is being mailed to the shareholders of FirstMerit on or about February 26, 1997.

     Under Ohio law, FirstMerit's Amended and Restated Articles of Incorporation and its Code of Regulations ("Regulations"), if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected directors. A majority of the outstanding shares of Common Stock constitutes a quorum. An abstention from voting any share with respect to the election of any nominee for director will have the practical effect of a vote against that nominee. A broker non-vote with respect to any share will not affect the election of directors since the share is not counted for voting purposes.

     The second proposal must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy at the Annual Meeting, assuming a quorum is present. An abstention from voting any share with respect to this proposal will have the practical effect of a vote against the proposal. A broker non-vote with respect to any share will not affect the approval of the proposal since the share is not counted for voting purposes.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     Five Class III directors are being nominated and are to be elected at this Annual Meeting of Shareholders. In 1995 the shareholders fixed the total number of directors at 18. There currently exist two vacancies on the Board of Directors, one in each of Classes I and III. As a matter of corporate policy, the Board believes it is important to maintain vacancies on the Board. This would allow a majority of the Board, pursuant to Article III, Section 3 of the Regulations, to appoint an individual to the Board. Such a need could occur, as examples, as part of the terms of a future acquisition, or in the event the Board finds a highly qualified candidate for the Board and believes it is important to appoint such person prior to the next Annual Shareholder meeting. Any such person appointed would serve the remaining term of such position, which could exceed one year.

     Set forth below for each nominee for election as a director and for each director whose term will continue after the Annual Meeting of Shareholders is a brief statement, including the age, principal occupation and business experience during the past five years, and the number of shares of Common Stock beneficially owned by such director. The Board of Directors has nominated the persons listed below as nominees, all of whom presently are directors of FirstMerit. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. The nominees receiving the greatest number of votes cast by shareholders by proxy or in person at the meetings, a quorum being present, will be elected. A majority of the outstanding shares of Common Stock constitute a quorum. Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.

                  NOMINEES FOR ELECTION AS CLASS III DIRECTORS
                           (TERM EXPIRING IN 2000)(a)

                                                                         SHARES BENEFICIALLY
                               PRINCIPAL OCCUPATION FOR PAST FIVE YEARS         OWNED
          NAME           AGE            AND OTHER INFORMATION            NUMBER-PERCENT(b)(c)
----------------------------   ----------------------------------------  --------------------
John C. Blickle          46    President of Heidman, Inc., dba                    3,188(d)
                               McDonald's Restaurants, Akron, Ohio,               1,106(e)
                               quick service restaurants                          3,000(f)

Robert M. Carter         46    Attorney, Carter & Associates,                       200(d)
                               attorneys, Cleveland, Ohio; formerly               3,000(f)
                               independent practitioner; Director,
                               Ohio Edison Company, Akron, Ohio, a
                               publicly held electric utility company

Terry L. Haines          50    President, Chief Executive Officer and             1,712(e)
                               Director, A. Schulman, Inc., Akron,                2,400(f)
                               Ohio, a publicly held manufacturer and
                               wholesaler of plastic materials

Robert G. Merzweiler     43    President and Chief Executive Officer,             1,500(d)
                               Landmark Plastic Corporation, Akron,               3,000(f)
                               Ohio, a manufacturer of plastic products

                                                                         SHARES BENEFICIALLY
                               PRINCIPAL OCCUPATION FOR PAST FIVE YEARS         OWNED
          NAME           AGE            AND OTHER INFORMATION            NUMBER-PERCENT(b)(c)
----------------------------   ----------------------------------------  --------------------
Justin T. Rogers, Jr.    67    Formerly Chairman, Chief Executive                 5,082(d)
                               Officer
                               and Director, Ohio Edison Company,                 2,400(f)
                               Akron,
                               Ohio, a publicly held electric utility
                               company

                           CLASS I DIRECTORS CONTINUING IN OFFICE
                                 (TERM EXPIRING IN 1998)(A)
John R. Cochran          54    President and Chief Executive Officer of         102,028(d)
                               FirstMerit, formerly President and Chief          13,710(e)
                               Executive Officer, Norwest Bank, Omaha,           95,000(f)
                               Nebraska
Philip A. Lloyd, II      50    Attorney, Brouse & McDowell, Akron,               10,673(d)
                               Ohio,
                               a legal professional association                 144,676(e)(g)
                                                                                  3,000(f)
Gilbert H. Neal          64    Formerly President and Chief Executive             2,248(d)
                               Officer, General Tire Inc., Akron, Ohio,           3,000(f)
                               a
                               manufacturer of tires
Roger T. Read            55    Formerly Chairman, Chief Executive                40,012(e)
                               Officer
                               and President, Harwick Chemical                    2,400(f)
                               Corporation, Akron, Ohio, a manufacturer
                               and
                               wholesaler of chemicals and allied
                               products
Del Spitzer              69    President, Spitzer Management, Inc.,               2,124(d)
                               Elyria,
                               Ohio, a management firm for several                1,690(e)
                               enterprises including Spitzer Auto                 3,000(f)
                               Stores, a
                               group of retail automobile dealerships

                           CLASS II DIRECTORS CONTINUING IN OFFICE
                                 (TERM EXPIRING IN 1999)(A)
Karen S. Belden          55    Co-owner of Easterday's Gift Shop and              5,427(d)
                               Florist, Canton, Ohio; and Realtor, The           84,800(e)(g)
                               Prudential-DeHoff Realtors, Canton,                  600(f)
                               Ohio;
                               formerly Director of The CIVISTA
                               Corporation, a publicly held savings and
                               loan
                               holding company
R. Cary Blair            57    Chairman, President and Chief Executive            1,945(e)
                               Officer of Westfield Companies,                      600(f)
                               Westfield Center, Ohio, a group of
                               insurance
                               companies; Director, The Davey Tree
                               Expert
                               Company, Kent, Ohio, a publicly held
                               horticultural company
Robert W. Briggs         55    President, Buckingham, Doolittle &                   585(d)
                               Burroughs, Akron, Ohio, a legal                   53,801(e)
                               professional association                             600(f)

                                                                         SHARES BENEFICIALLY
                               PRINCIPAL OCCUPATION FOR PAST FIVE YEARS         OWNED
          NAME           AGE            AND OTHER INFORMATION            NUMBER-PERCENT(b)(c)
----------------------------   ----------------------------------------  --------------------
Elizabeth A. Dalton      68    Formerly member of Board of Education of           2,291(d)
                               the Akron City School District                       738(e)
                                                                                  3,000(f)
Clifford J. Isroff       60    Chairman and Secretary, I Corp., Akron,            4,600(d)
                               Ohio, a manufacturing holding company              3,000(f)
Stephen E. Myers         53    President, Chief Executive Officer and             6,398(d)
                               Director of Myers Industries, Inc.,                1,200(f)
                               Akron,
                               Ohio, a publicly held manufacturer and
                               distributor of rubber, plastic and
                               formed metal
                               products; Director, Reko International
                               Group,
                               Inc., a publicly held manufacturer of
                               plastic
                               injection molds

---------------

(a) The directors have served since the year following their name: Messrs. Isroff, Rogers and Mrs. Dalton, 1981; Mr. Lloyd, 1988; Messrs. Neal and Spitzer, 1989; Messrs. Blickle and Myers, 1990; Messrs. Carter, Merzweiler and Haines, 1991; Mr. Read, 1992; Mr. Cochran, 1995; and Mrs. Belden and Messrs. Blair and Briggs, 1996.
(b) Number of shares beneficially owned is reported as of January 31, 1997. None of the directors beneficially owns one percent (1%) or more of the outstanding shares of FirstMerit Common Stock.
(c) All directors and executive officers as a group (27 persons) beneficially owned 957,269 shares of Common Stock as of January 31, 1997. This represents approximately 2.98% of the outstanding shares of Common Stock as of that date.
(d) Sole voting and/or investment power.
(e) Shared voting and/or investment power.
(f) Shares with respect to which the nominee or director has the right to acquire beneficial ownership by exercising options granted under FirstMerit's 1992 Stock Option Program ("1992 Stock Plan") or 1992 Directors Stock Option Program ("Director Stock Plan").
(g) Includes reported beneficial ownership of the following numbers of shares owned by family members or trusts, as to which the director disclaims any beneficial ownership: Mrs. Belden, 78,947; Mr. Briggs, 53,801; Mrs. Dalton, 738; and Mr. Lloyd, 130,210.

     There are (and during the past five years there have been) no legal proceedings material to an evaluation of the ability of any director or executive officer of FirstMerit to act in such capacity or concerning his integrity.

     For purposes of this Proxy Statement, Citizens National Bank, EST National Bank, FirstMerit Community Development Corporation, FirstMerit Credit Life Insurance Company, First National Bank of Ohio, The Old Phoenix National Bank of Medina, Peoples Bank, N.A. and Peoples National Bank, are the wholly owned operating subsidiaries of FirstMerit (the "Subsidiaries").

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of FirstMerit has several committees and has appointed members to such committees since the 1996 Annual Meeting of Shareholders.

     The Audit and Review Committee consisted of Robert G. Merzweiler, Chairman, Karen S. Belden, Robert W. Briggs and Roger T. Read. It met five times during 1996 to examine and review internal and external reports of operations of FirstMerit and the Subsidiaries for presentation to the full Board of Directors.

     The Loan Committee consisted of Robert M. Carter, Chairman, John C. Blickle, Elizabeth A. Dalton and Del Spitzer. It met four times during 1996 to monitor the lending activities of the Subsidiaries to help assure such activities were conducted in a manner consistent with FirstMerit's loan policy.

     The Compensation Committee was appointed to establish policies for and levels of reasonable compensation for directors, officers and employees of FirstMerit and its Subsidiaries, and to administer (among other plans) FirstMerit's stock option plans, the FirstMerit Corporation Senior Officer Incentive Compensation Program (the "Compensation Program") and the Executive Committee Life Insurance Program ("Insurance Plan"). In addition, the Committee is involved in administering the Employee Stock Purchase Plan ("ESPP"), the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries ("Pension Plan"), the Executive Supplemental Retirement Plan ("SERP") and the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan ("401(k) Plan"). The committee met seven times during 1996. Its members consisted of Philip A. Lloyd, II, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff and Justin T. Rogers, Jr.

     The Executive Committee evaluates and responds to management's recommendations concerning planning, management, acquisitions, nominations for directors and committee membership. The Executive Committee is authorized to act for the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee consisted of Clifford J. Isroff, Chairman, John C. Blickle, John R. Cochran, Philip A. Lloyd, II, Roger T. Read, Justin T. Rogers, Jr. and Del Spitzer. It met eight times during 1996.

     There were eight regularly scheduled and special meetings of the Board of Directors in 1996. All of the directors attended more than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which each served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires FirstMerit's directors, officers and persons who own more than ten percent of its Common Stock ("Section 16 Filers") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq, and to furnish FirstMerit with copies of all such forms they file. FirstMerit understands from the information provided to it by the Section 16 Filers that for 1996 all reports were duly and timely filed by the Section 16 Filers.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its Subsidiaries, to or on behalf of its executive officers. The table shows the compensation of the individuals serving in the capacity of Chief Executive Officer, as well as each of the four other most highly compensated executive officers of FirstMerit, determined as of the end of the last fiscal year, December 31, 1996 (collectively the "Named Executive Officers"), and for the fiscal years ended December 31, 1995 and 1994:

                              SUMMARY COMPENSATION

                                    ANNUAL COMPENSATION                           LONG-TERM
                         ------------------------------------------          COMPENSATION AWARDS
                                                             OTHER      ------------------------------       ALL
                                                            ANNUAL      RESTRICTED       SECURITIES         OTHER
      NAME AND                                              COMPEN-       STOCK          UNDERLYING        COMPEN-
 PRINCIPAL POSITION      YEAR     SALARY(2)    BONUS(3)     SATION(5)   AWARDS(6)      OPTIONS/SARS(7)     SATION(8)
---------------------    -----    --------     --------     -------     ----------     ---------------     --------
John R. Cochran(1)        1996     430,000        -0-(4)    32,652           -0-           100,000         218,790
President and Chief       1995     333,333      140,000(4)   -0-          12,500            75,000         103,792
Executive Officer         1994          --           --       --              --                --              --

Robert P. Brecht          1996     180,250       34,000      -0-             -0-            30,000          70,863
Executive Vice            1995     158,030       19,157      -0-             -0-             2,490          39,101
President                 1994     133,030       37,885      -0-             -0-             3,050          24,569

Jack R. Gravo(9)          1996     195,920       46,384      -0-             -0-            37,500          59,460
Executive Vice            1995     167,083        5,000      -0-             -0-             2,950          22,919
President                 1994          --           --       --              --                --              --

John R. Macso             1996     263,013       44,975     42,123           -0-            52,500          93,093
Executive Vice            1995     222,901       42,876     33,560           -0-             5,100          37,715
President                 1994     183,008       43,860      -0-             -0-             4,050          15,142

W. Daniel Waldron         1996     190,389       40,803      -0-             -0-            22,500          63,981
Executive Vice            1995     185,520        5,469      -0-             -0-             3,220          39,415
President                 1994     171,057       49,231      -0-             -0-             3,760          19,107

---------------

(1) Mr. Cochran became employed by FirstMerit effective March 1, 1995.

(2) Includes the deferred portion of salary under the 401(k) Plan.

(3) For 1996, 1995 and 1994, the Bonus includes the amounts paid pursuant to the Compensation Program. The amounts included represent the incentive Bonus earned for the prior year, but which cannot be determined and paid until the first quarter of the following year.

(4) The bonus paid Mr. Cochran in 1995 was negotiated at the time of his acceptance of employment with FirstMerit and was not computed or paid pursuant to the Compensation Program. No cash bonus was paid Mr. Cochran in 1996 since he was paid a bonus in December 1995 as part of his original compensation package.

(5) Perquisites provided to each of the Named Executive Officers, other than Messrs. Cochran and Macso, did not exceed the disclosure thresholds established under Securities and Exchange Commission ("SEC") regulations and are not included in this total. The totals indicated for Messrs. Cochran and Macso relate to expenses paid on their behalf or reimbursed to them for relocation expenses.

(6) None of the Named Executive Officers, other than Mr. Cochran, has any restricted stock holdings. Mr. Cochran received on March 1, 1995, 12,500 shares of restricted Common Stock pursuant to the FirstMerit Corporation Restricted Stock Plan-1995. As of December 31, 1996, the fair market value of such shares equaled $443,750, based upon a closing market value of $35.50 per share. The restrictions on these shares lapse equally over a three-year period beginning in March, 2001, but may vest at an earlier time due to death, disability, a Change of Control, Termination Without Cause or Termination for Good Reason. The dividends on such shares are currently paid to Mr. Cochran. No long-term incentive plan payouts were made in 1996.

(7) Stock Options granted in 1996 to each Named Executive Officer, other than Mr. Cochran, consisted of two separate grants: a "multi-year" grant, representing a grant equal to approximately three times each Named Executive Officer's annual grant, and a "performance-vested" grant, equal to one-half the size of each Named Executive Officer's multi-year grant. The multi-year grants vest in 33 1/3% increments on the anniversary of the option grant in 1997, 1998, and 1999. The performance-vested grants vest in January 1999, but only if FirstMerit reaches a specified level of cumulative earnings per share ("EPS") (otherwise they will vest in August, 2005). In 1996, Mr. Cochran received only a performance-vested grant and an annual grant. The breakdown between the multi-year grant, the performance-vested grant, and annual grants is shown in the table "Options/SAR Grants in Last Fiscal Year."

(8) "All Other Compensation" for 1996 includes the following: (i) contributions to FirstMerit's 401(k) Plan to match the 1996 pre-tax elective deferral contributions made by each to the 401(k) Plan: Mr. Cochran, $4,750, Mr. Brecht, $7,125, Mr. Gravo, $6,107, Mr. Macso, $7,125, and Mr. Waldron, $7,125; (ii) amounts accrued under FirstMerit's 1992 Stock Plan as "Dividend Units" (an accrued right to a cash payment) granted: Mr. Cochran, $182,498, Mr. Brecht, $46,777, Mr. Gravo, $40,445, Mr. Macso, $67,299, and Mr.
    Waldron, $40,238; (iii) amounts paid or accrued by FirstMerit for life and accidental death insurance under FirstMerit's Insurance Program: Mr. Cochran, $31,542, Mr. Brecht, $16,961, Mr. Gravo, $12,908, Mr. Macso,
    $18,669, and Mr. Waldron, $16,618; and (iv) amounts paid or accrued by FirstMerit for fees as a director and committee member of FirstMerit: Mr. Cochran, $-0-, Mr. Brecht, $-0-, Mr. Gravo, $-0-, Mr. Macso, $-0-, and Mr. Waldron, $-0-.

(9) Mr. Gravo became employed by a Subsidiary of FirstMerit in February, 1995.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options and/or dividend units during fiscal 1996 under FirstMerit's 1992 Stock Plan to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                     -----------------------------------------------------    POTENTIAL REALIZABLE
                                     PERCENT OF                              VALUE AT ASSUMED ANNUAL
                      NUMBER OF        TOTAL                                  RATES OF STOCK PRICE
                      SECURITIES    OPTIONS/SARS                             APPRECIATION FOR OPTION
                      UNDERLYING     GRANTED TO     EXERCISE                         TERM(2)
                     OPTIONS/SARS   EMPLOYEES IN    OR BASE     EXPIRATION   -----------------------
       NAME           GRANTED(1)    FISCAL YEAR      PRICE         DATE          5%          10%
-------------------  ------------   ------------   ----------   ----------   ----------   ----------
John R. Cochran....      40,000(3)       7.02%       $29.50      2/16/06     $  742,096   $1,880,616
                         60,000(4)      10.53         29.50      2/16/06      1,113,143    1,250,436
                        -------         -----
                        100,000         17.55
Robert P. Brecht...      20,000(5)       3.51         29.50      2/16/06        371,048      416,812
                         10,000(4)       1.75         29.50      2/16/06        185,524      208,406
                        -------         -----
                         30,000          5.26
Jack R. Gravo......      20,000(5)       3.51         29.50      2/16/06        371,048      416,812
                         10,000(4)       1.75         29.50      2/16/06        185,524      208,406
                          5,000(5)        .88         29.25      7/19/06         91,976      103,320
                          2,500(4)        .44         29.25      7/19/06         45,988       51,660
                        -------         -----
                         37,500          6.58
John R. Macso......      35,000(5)       6.14         29.50      2/16/06        649,334      729,421
                         17,500(4)       3.07         29.50      2/16/06        324,667      364,711
                        -------         -----
                         52,500          9.21
W. Daniel Waldron..      15,000(5)       2.63         29.50      2/16/06        278,286      312,609
                          7,500(4)       1.32         29.50      2/16/06        139,143      156,305
                        -------         -----
                         22,500          3.95
Total All               569,990
  Employees........

---------------

(1) The 1992 Stock Plan generally provides for granting of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") (collectively "Stock Options"). The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation Committee. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). If granted by the Committee, a one-time reload option of NQSOs may be granted equal to the number of whole shares used by the participant to exercise an option. Shares of stock acquired upon the exercise of the reload option are restricted from sale for two years. In the event of a "Change of Control," unless the Committee otherwise determines, any unvested Stock Options will immediately vest. "Change of Control" is basically defined as a change in 30% or more of the beneficial ownership of FirstMerit or a change of a majority of the Board of Directors within a two-year period.

   The 1992 Stock Plan also provides that a Dividend Unit be awarded to participants with respect to each share of Common Stock for which a Stock Option is granted, for a period of up to five years. The 1992 Stock Plan provides that in the event of a Change of Control, FirstMerit will promptly thereafter pay to each participant an amount equal to the aggregate amount accrued on the Dividend Units held by the participant on the date of the Change of Control.

(2) This computation does not include the value of any Dividend Units which might be paid during such time.

(3) NQSOs which vest one year after grant.

(4) NQSOs which vest at the earlier of January, 1999 if FirstMerit has a specified cumulative earnings per share, or August 16, 2005.

(5) NQSOs which vest 33 1/3% on the anniversary date of the grant in 1997, 1998 and 1999.

OPTION EXERCISES AND HOLDINGS

     The following table contains information concerning the exercise of Stock Options and/or Dividend Units under FirstMerit's 1982 Stock Plan and its 1992 Stock Plan, and information on unexercised Stock Options held as of the end of the fiscal year, by the Named Executive Officers:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF
                                                               SECURITIES             VALUE OF
                                                               UNDERLYING          UNEXERCISED IN-
                                                              UNEXERCISED             THE-MONEY
                                                              OPTIONS/SARS         OPTIONS/SARS AT
                                                           AT FISCAL YEAR-END         YEAR- END
                                                           ------------------    -------------------
                            SHARES ACQUIRED     VALUE         EXERCISABLE/          EXERCISABLE/
           NAME               ON EXERCISE      REALIZED      UNEXERCISABLE        UNEXERCISABLE(1)
--------------------------  ---------------    --------    ------------------    -------------------
John R. Cochran                     -0-        $    -0-      35,000/140,000      $412,500/$1,080,000
Robert P. Brecht                  4,148          50,572       10,782/30,000          136,255/180,000
Jack R. Gravo                       -0-             -0-        2,950/37,500           33,925/226,875
John R. Macso                    17,010         157,065         -0- /52,500             -0- /315,000
W. Daniel Waldron                 9,000         115,515       18,280/22,500          275,956/135,000

---------------

(1) Based upon the closing price reported in the Nasdaq National Market System ("Nasdaq") for the Common Stock of FirstMerit on December 31, 1996. This computation does not include the value of any Dividend Units which might be paid during such time.

BENEFICIAL OWNERSHIP AND STOCK OWNERSHIP GUIDELINES

     The following table sets forth certain information regarding the Named Executive Officers' beneficial ownership of the Common Stock of the Company as of January 31, 1997.

  TITLE OF                                 NUMBER OF              PERCENT OF
    CLASS         NAME OF OFFICER          SHARES(1)               CLASS(2)
-------------    ------------------    ------------------     ------------------
Common Stock     John R. Cochran             197,028                   --
Common Stock     Robert P. Brecht             24,624                   --
Common Stock     Jack R. Gravo                70,028                   --
Common Stock     John R. Macso                26,384                   --
Common Stock     W. Daniel Waldron            66,378                   --

---------------

(1) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable stock options. These individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Cochran, 95,000; Mr. Brecht, 17,448; Mr. Gravo, 9,616; Mr. Macso, 11,666; and Mr. Waldron, 23,280.

(2) None of the listed officers owns more than one percent of the applicable class.

     In February 1996, the Board adopted stock ownership guidelines for its officers and directors. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock equal to at least the following levels of their base salary: Chief Executive Officer, five times; Executive Vice President, three times; and Senior Vice President, two times.

PENSION PLANS

     Under the Pension Plan for Employees of FirstMerit Corporation of Ohio and Subsidiaries (the "Pension Plan"), a tax-qualified defined benefit pension plan, pension benefits may be paid to executive officers in the future. Executive officers participate in the Pension Plan on the same basis as other employees.

     Pension benefits at normal retirement age 65 are based on the average base salary (exclusive of bonuses and overtime, if either exists, and not exceeding $150,000 in 1996) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal the sum of
1.35 percent of such average base salary multiplied by the number of years of credited service, up to 40 years, plus .55 percent of such average base salary in excess of "covered compensation," multiplied by the number of years of credited service not exceeding 35 years. "Covered compensation" for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age.

     Contributions to the Pension Plan are actuarially determined and cannot be appropriately allocated to individual participants. As of December 31, 1996, the following had the number of years of credited service indicated: Mr. Cochran had two years, Mr. Brecht, 11 years, Mr. Gravo, 21 years, Mr. Macso, 31 years, and Mr. Waldron, 36.1 years.

     The following table sets forth estimated annual retirement benefits (assuming the payments are made on a straight-life annuity basis) at age 65 payable to persons in the specified remuneration and years of service classification under the FirstMerit Pension Plan.

                               PENSION PLAN TABLE

                                  ESTIMATED ANNUAL BENEFITS UPON RETIREMENT ON
 AVERAGE BASE                   DECEMBER 31, 1996 WITH YEARS OF SERVICE INDICATED
SALARY USED FOR     -------------------------------------------------------------------------
 PLAN BENEFITS      15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
---------------     --------     --------     --------     --------     --------     --------
   $ 150,000        $40,475      $53,967      $67,458      $80,950      $94,442      $104,567
     200,000         54,725       72,967       91,208      109,450      127,692       141,192
     250,000         68,975       91,967      114,958      137,950      160,942       177,817
     300,000         83,225      110,967      138,708      166,450      194,192       214,442
     350,000         97,475      129,967      162,458      194,950      227,442       251,067
     400,000        111,725      148,967      186,208      223,450      260,692       287,692
     450,000        125,975      167,967      209,958      251,950      293,942       324,317
     500,000        140,225      186,967      233,708      280,450      327,192       360,942
     550,000        154,475      205,967      257,458      308,950      360,442       397,567
     600,000        168,725      224,967      281,208      337,450      393,692       434,192
     650,000        182,975      243,967      304,958      365,950      426,942       470,817

     The foregoing figures are provided without regard to limitations on annual pension benefits that may be paid from a tax-qualified pension plan and trust under the Internal Revenue Code ("Code").

     FirstMerit has adopted the Supplemental Pension Plan for its employees, including executive officers. Under this Plan, persons entitled to receive benefits under the Pension Plan are eligible to receive the excess amounts they would have been entitled to under the Pension Plan but for limitations on maximum benefits imposed by the Code on tax-qualified pension plans.

     FirstMerit has adopted the SERP which provides certain pension benefits to its executive officers who are participants under the Plan. The SERP provides total executive retirement income based upon a formula of 50% of the final two-year average of the executive's earnings plus 1.5% of the final two-year average earnings for each year of service up to ten years. The maximum retirement income provided under the Plan is 65%. This retirement income "target" is then reduced by the benefits provided by other retirement and supplemental plans, social security, and the benefits from previous employers' retirement plans to produce a net benefit under the SERP. In addition, benefits are further reduced by three percent for each year where the retirement age is less than 65 years. The Plan benefit is payable for 15 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee members consisted of Philip A. Lloyd, II, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff and Justin T. Rogers, Jr. In serving on the Compensation Committee, Mr. Lloyd participated in the determination of the compensation to be received by the executive officers of FirstMerit. With regard to stock-based compensation and compensation subject to the Section 16 rules, effective

November 1, 1996 and thereafter, Mr. Lloyd has recused himself from the determination of such compensation.

     Philip A. Lloyd, II, is also a director of FirstMerit and served on the Executive Committee. Mr. Lloyd is a shareholder of the law firm of Brouse & McDowell which performs legal services for FirstMerit and its Subsidiaries. During 1996, Brouse & McDowell was paid $230,212 for legal services rendered to FirstMerit and $1,008,698 for legal services rendered to the Subsidiaries. The amount of Mr. Lloyd's interest in such fees cannot be practically determined.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     This section discusses the employment contracts and termination agreements for the Chief Executive Officer and the other Named Executive Officers.

     Effective March 1, 1995, FirstMerit entered into an employment agreement with John R. Cochran. The agreement provides that Mr. Cochran will serve as the President and Chief Executive Officer, established his initial annual base salary at $400,000, as well as providing for the terms of payment of salary and benefits in the event of his death or disability, or in the event of termination. During 1995, it provided for the payment of a bonus of $140,000, and thereafter for his participation in the Compensation Program. Mr. Cochran was also provided rights to stock options and the grant of restricted stock, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the "Summary Compensation" and "Option/SAR Grants in Last Fiscal Year" tables above. The agreement contains a covenant not to compete for one year if Mr. Cochran terminates his employment other than for Good Cause, or if he is terminated for Cause. This one-year period begins at the later to occur of the termination of the agreement or the last payment due thereunder. The Board of Directors also agreed to nominate Mr. Cochran to the Board of Directors. The agreement terminates February 28, 1999, unless terminated at an earlier time.

     FirstMerit also entered into a termination agreement with Mr. Cochran effective March 1, 1995, as amended May 15, 1996. The agreement provides that if there is a Change of Control of FirstMerit, and Mr. Cochran subsequently is terminated during the term of the agreement, he will be entitled to an amount payable in one lump sum. This amount will be equal to the greater of Mr. Cochran's base salary at the time of termination or immediately prior to the Change of Control, plus an amount equal to the average annual incentive compensation paid to Mr. Cochran over the two years preceding the Change of Control, multiplied by three. Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability, (ii) by FirstMerit for Cause, or (iii) by Mr. Cochran other than for Good Reason. In addition, Mr. Cochran is to receive benefits during the three-year period after termination which must include medical, disability and life insurance benefits identical to those in effect just before the Change of Control. Mr. Cochran also will be entitled to immediate vesting of all stock options and similar rights in which he participates. FirstMerit must also pay for one year (up to $35,000) of reasonable outplacement expenses incurred by Mr. Cochran in seeking comparable employment through a placement firm. Notwithstanding any of the foregoing, the termination compensation and benefits to Mr. Cochran will not exceed that which is permitted under the Code without being considered "parachute payments."

     To promote stability among the executive officers, the Board of Directors of FirstMerit authorized FirstMerit to enter into agreements with certain key officers regarding their termination due to a Change of Control. All of the other Named Executive Officers ("Officers") have agreements which have a Change of Control provision. The Officers' termination agreements are identical to that provided to Mr. Cochran and discussed above, except that the applicable amount and period for benefits is two years, and the outplacement amount is $25,000.

FIRSTMERIT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  PHILOSOPHY AND COMPOSITION OF COMMITTEE

     FirstMerit's executive compensation program is designed to enable FirstMerit to attract, motivate and retain top quality executive officers by providing a fully competitive and comprehensive compensation package. It provides for competitive base salaries that reflect individual performance as well as annual variable incentive awards payable in cash for the achievement of financial performance goals established by the Compensation Committee and approved by the non-employee members of the Board of Directors. In addition, long-term, stock-based incentive awards are granted to strengthen the mutuality of interest between the executive officers and FirstMerit's shareholders and to motivate and reward the achievement of important long-term performance objectives of FirstMerit.

     FirstMerit's executive compensation program is administered by the Compensation Committee of the Board of Directors, composed entirely of the following directors: Philip A. Lloyd, II, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff and Justin T. Rogers, Jr. None of these directors is an employee of FirstMerit.

  ESTABLISHMENT OF EXECUTIVE COMPENSATION PROGRAM AND PROCEDURES

     The Compensation Committee has utilized the services of Sibson & Company ("Sibson"), a nationally recognized independent compensation consulting company, to review and to make recommendations regarding the effectiveness of FirstMerit's executive compensation program. As part of that review and for purposes of recommending a program to FirstMerit, Sibson was requested to review the executive compensation program being utilized and compare it to similar programs of public corporations that shared one or more common traits with FirstMerit (such as market capitalization, asset size and geographic location), which the Committee and Sibson felt might be FirstMerit's most direct competitors for executive talent, and also to assist FirstMerit in establishing and weighting specific assessment areas for the Chief Executive Officer. The recommendations of Sibson have been utilized by the Committee and Board of Directors.

     The Compensation Committee is responsible for the establishment of the base salary, as well as the award level for the annual incentive compensation program, both subject to approval by the members of the Board of Directors who are not employees of FirstMerit ("non-employee directors"). The Committee is also responsible for the award level and administration of the stock option programs for executive officers, as well as recommendations regarding other executive benefits and plans, also subject to approval by the non-employee directors. In reviewing the individual performance of the Named Executive Officers whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of the Chief Executive Officer of FirstMerit. In reviewing the Chief Executive Officer's performance, the Committee reports on that evaluation directly to the non-employee members of the Executive Committee and then to the directors.

     As an overall evaluation tool in determining levels of compensation for the FirstMerit executive officers, as well as for the Chief Executive Officer, the Committee reviews the compensation policies of other public companies, as well as published financial industry salary surveys. Although the Committee has not defined or established a specific comparison group of bank holding companies for determination of compensation, those listed in the salary surveys which share one or more common traits with FirstMerit, such as market capitalization, asset size, geographic location, similar lines of business and financial returns on assets and equity, are given more weight. The companies listed in the various salary surveys may or may not be included in the Nasdaq Banks Index (an index included in FirstMerit's "Performance Graph" below), and as such, the Committee is unable to make any comparisons between the two.

  COMPONENTS OF THE NAMED EXECUTIVE OFFICERS COMPENSATION

     For 1996, the executive compensation program for the Named Executive Officers consisted of four primary components: (i) a base salary; (ii) incentive compensation; (iii) executive benefits, such as insurance and retirement benefits; and (iv) benefits which are generally available to all employees. These components are discussed in detail below.

     BASE SALARY. The Named Executive Officers' base salaries are reviewed annually. They are primarily determined by evaluating the individual officers' level of responsibilities for their position, comparing their position to similar positions within FirstMerit and by comparing salaries detailed in the salary surveys for executives with similar experience and responsibilities outside of FirstMerit.

     Significant weight is also given to the views of the Chief Executive Officer of FirstMerit regarding how the Named Executive Officer has succeeded in his or her annual performance goals. These goals are established by the Chief Executive Officer for each Executive Officer, including personal and bank goals. The nature of these goals differs depending upon each Officer's job responsibilities. Goals are both qualitative in nature, such as the development and retention of key personnel, quality of products and services and management effectiveness; and quantitative in nature, such as sales and revenue goals and cost containment.

     The Named Executive Officer's base salary is then established by the Committee based upon the items listed above, as well as upon the Company's overall performance during the preceding year. The Committee does not place a specific weight value on any of the above-listed factors. The base salary as established is subject to approval by the non-employee directors.

     INCENTIVE COMPENSATION. Incentive compensation includes two programs: the award of cash bonuses through the Compensation Program and through the award of stock options under the 1992 Stock Plan. The participants and awards under FirstMerit's incentive plans are determined by the Committee, subject to approval by the non-employee directors.

          Cash Incentive Compensation. FirstMerit's policy for cash incentive compensation is to reward the achievement of financial objectives established in advance by the Compensation Committee. Prior to the beginning of each year a performance target is established by the Committee. The performance target delineates incrementally increasing amounts of two measures, return on assets ("ROA") and the percentage of the increase of earnings per share ("EPS") for FirstMerit. Certain threshold levels of these two measures are to be achieved during the year so that an incentive bonus can be awarded. ROA and EPS are each weighted equally in the determination of any incentive bonus. The Committee has the right, however, to also take into consideration the individual performance of the Named Executive Officer in making an award to him or her under the Compensation Program. An incentive bonus award for a Named Executive Officer depends upon two basic factors: (i) the position held by the Named Executive Officer which establishes a maximum bonus available based upon a percentage of the officer's base salary, and (ii) the extent to which the performance target indicates that ROA and EPS exceeded the threshold levels.

          All incentive bonus awards are currently paid in cash. The bonuses paid in 1996 were based upon FirstMerit's 1995 performance.

          Stock Options. FirstMerit's philosophy for granting stock options is based on the principles of encouraging key employees to remain with the Company by providing them with a long-term interest in the Company's overall performance and providing an incentive to those executive officers to manage with a view toward maximizing long-term shareholder value. Stock option grants provide an incentive for the creation of shareholder value since the full benefit of the grant to each Named Executive Officer can only be realized with an appreciation in the price of FirstMerit's Common Stock.

          Option grants provide the right to purchase shares of FirstMerit's Common Stock at the fair market value on the date of the grant. Stock options are granted pursuant to the 1992 Stock Plan using guidelines which include corporate performance, individual responsibilities and performance. In 1996, the Committee determined to award two separate types of NQSOs stock options. The first was a "performance" stock option, which vests in January, 1999, but only if a target cumulative EPS is achieved, otherwise the option vests August 16, 2005. The second is a "multi-year" stock option representing a grant equal to approximately three times each Named Executive Officer's annual grant, as determined by the Committee, which vests in 33 1/3% increments on the anniversary of the option grant in 1997, 1998, and 1999. The Chief Executive Officer did not receive a multi-year grant in 1996. The Committee does not intend to make additional performance-vested grants in 1997 or 1998, nor to make additional stock option grants of any kind, except to newly-hired or promoted executives, to any Named Executive Officer who received a performance-vested or multi-year grant in 1996.

          The option grants made in 1996 for all participants in the 1992 Stock Plan were for 569,990 shares of FirstMerit Common Stock, of which 242,500 shares, or 42.5% of all options granted were awarded the Named Executive Officers.

          Stock Ownership Guidelines. In February 1996, the Board adopted stock ownership guidelines for its officers and directors. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock equal to at least the following levels of their base salary:
     Chief Executive Officer, five times; Executive Vice President, three times; and Senior Vice President, two times.

  DETERMINATION OF THE CHIEF EXECUTIVE OFFICER'S COMPENSATION

     On March 1, 1995, FirstMerit named John R. Cochran as its President and Chief Executive Officer. Prior to this Mr. Cochran was the President and Chief Executive Officer of Norwest Bank, Omaha, Nebraska, a principal subsidiary of Norwest Corporation, an $80.2 billion dollar bank holding company located in Minneapolis, Minnesota. Mr. Cochran's compensation for 1995 was the subject of negotiation and was approved by the Board after a national compensation consulting firm provided the Board with a detailed analysis and its opinion that the compensation package was fair and in the best interests of FirstMerit. The compensation package entered into with Mr. Cochran is detailed in this Proxy under the tables and descriptive paragraphs of this section entitled "Executive Compensation and Other Information."

     As the Chief Executive Officer, Mr. Cochran's base salary for 1996 was determined by the Committee through an assessment of several areas, including the execution of the restructuring program, the annual financial results of FirstMerit and his overall performance as a leader of the Company. In determining compensation, the execution of the restructuring program and the annual financial results (which focused on net operating income) were given a 75% weight by the Committee, whereas overall performance as a leader was given a 25% weight by the Committee. Overall performance was further broken down into seven sub-areas, three of which were each given a 20% weight, while the other four were each given a 10% weight. In addition to these factors, the Committee also reviewed information from Sibson to determine if there were any overall trends in the financial services industry regarding compensation of chief executive officers that which would suggest any adjustments to the amounts to be paid to Mr. Cochran.

     During 1996, Mr. Cochran participated in the 1992 Stock Plan, but did not participate in the Compensation Program. No cash bonus was awarded in 1996 since Mr. Cochran was paid a bonus in December, 1995 as part of his original negotiated compensation package. The determination of the stock option grants to Mr. Cochran were awarded by the Committee on the same basis as the other Named Executive Officers, except that he did not receive a multi-year stock option grant. Accordingly, the Committee may consider a stock option grant to Mr. Cochran in 1977 and 1978.

     Based on these factors, the Committee established Mr. Cochran's annual base salary for 1996 at $440,000, which was a 10% increase from his 1995 base salary. Mr. Cochran was also granted options to purchase 100,000 shares of FirstMerit Common Stock at a per share price of $29.50 100% of the fair market value on the date of grant). All of the options granted were NQSOs. Of the options for 100,000 shares, 40,000 vested within one year of the grant. The remaining 60,000 were performance options which vest at the earlier of January, 1999, but only if a specified EPS is realized, otherwise they vest on August 16, 2005. The grant was made in accordance with the guidelines of the Committee referenced above and equated to 17.54% of all options granted in 1996 to participants in the 1992 Stock Plan.

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Code Section 162(m) which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Currently, remuneration is not expected to exceed the $1.0 million base and therefore, compensation should not be affected by the qualifying compensation regulations. Under the FirstMerit Corporation Executive Deferred Compensation Plan ("Executive Deferred Plan"), which was approved by the shareholders in April, 1996, amounts deferred by executives will not be subject to Section 162(m). The Executive Deferred Plan permits executive officers of FirstMerit to elect to defer their base salary and incentive compensation in "stock units" (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof.)

     The foregoing report has been respectfully furnished by the members of the Compensation Committee, being:

Philip A. Lloyd, II, Chairman               R. Cary Blair
Terry L. Haines                             Clifford J. Isroff
Justin T. Rogers, Jr.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on FirstMerit's Common Stock against the cumulative return of the Nasdaq Banks Index, the Nasdaq Index and the S&P 500 Index for the period of five fiscal years commencing January 1, 1991 and ended December 31, 1996.(1)

      Measurement Period                                             Nasdaq Banks
    (Fiscal Year Covered)                FMER           Nasdaq            (2)           S&P 500
1991                                    100.00          100.00          100.00          100.00
1992                                    129.40          116.38          145.55          107.61
1993                                    149.75          133.59          165.99          118.43
1994                                    148.38          130.59          165.38          119.99
1995                                    187.14          184.67          246.32          165.03
1996                                    229.41          227.16          325.60          202.90

---------------

(1) Assumes that the value of the investment in FirstMerit Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.

(2) This is a CRSP Index and includes all companies on Nasdaq within the SIC codes of 602 and 671. To the extent Nasdaq makes available the identity of the companies which comprise this index, the Company, in a prompt manner, will make such information available to any person requesting such.


DIRECTOR COMPENSATION

     The following table describes the standard arrangements pursuant to which non-employee directors of FirstMerit were compensated for their services effective in April 1996:

     ANNUAL              FEE PER             FEE PER
BASE RETAINER FEE     BOARD MEETING     COMMITTEE MEETING
-----------------     -------------     -----------------
     $12,000              $ 700               $ 700

     The non-employee directors who serve as the chairmen of the various Board committees receive additional cash compensation as follows: Audit, Compensation and Loan Committees, $625; and the

Executive Committee, $775. FirstMerit may pay fees to directors who are former officers of FirstMerit or the Subsidiaries but not to directors who are incumbent officers of FirstMerit or the Subsidiaries.

     The FirstMerit Director Deferred Compensation Plan ("Director Deferred Plan"), which was approved by the shareholders in April, 1996, permits directors of FirstMerit who are not employees to elect to defer their fees in either "stock units" (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof), or have them credited by FirstMerit to a deferred benefit account which is credited with interest at a rate of Moody's plus two. Eight of FirstMerit's directors participated in the Director Deferred Plan during 1996.

     On April 8, 1992, the shareholders approved the 1992 Directors Stock Plan. The Directors Stock Plan generally provides for granting of NQSOs to directors who are not full-time employees of FirstMerit. Under the Directors Stock Plan, up to 100,000 shares of FirstMerit Common Stock may be issued, subject to adjustment in the event of certain corporate transactions as described below. Each participant in the Directors Stock Plan is awarded annually, on the day after the Annual Meeting of Shareholders, NQSOs to purchase 600 shares of Common Stock. The option price per share is 100 percent of the fair market value of a share of Common Stock on the date the option is granted.

     The Directors Stock Plan also provides that a Dividend Unit will be awarded to participants with respect to each share of Common Stock for which a NQSO is granted. The amount payable with respect to each Dividend Unit is equal to the aggregate dividends actually paid on one share of Common Stock, to the extent the participant held the Dividend Unit on the record date for payment of each such dividend. Dividend Units will be awarded for terms of ten years, but they will accrue dividends for only the five years following their award. The Directors Stock Plan provides that in the event of a Change of Control, FirstMerit will promptly pay to each participant an amount equal to the aggregate amount accrued on the Dividend Units held by the participant on the date of the Change of Control.

     In February 1996, the Board adopted stock ownership guidelines for its officers and directors. The guidelines state that within five years after adoption, directors of FirstMerit should own Common Stock equal to five times their base retainer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1996, certain directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with the Subsidiaries of FirstMerit in the ordinary course of business. FirstMerit expects that these relationships and transactions will continue in the future. All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made in the future on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by FirstMerit. The existing transactions do not involve more than the normal risk of collectability or present other unfavorable features.

     The law firm of Brouse & McDowell performed legal services for FirstMerit and the Subsidiaries in 1996. Philip A. Lloyd, II, a Class I Director of FirstMerit, is a shareholder of the law firm. The amounts of such fees for legal services are indicated under "Compensation Committee Interlocks and Insider Participation," above. The amount of Mr. Lloyd's interest in such fees cannot practicably be determined.

     The law firm of Buckingham, Doolittle & Burroughs received fees for the performance of legal services for FirstMerit and a subsidiary in 1996. Robert W. Briggs, a Class II Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Briggs' interest in such fees cannot practicably be determined.

     FirstMerit and the Subsidiaries also employ other law firms to perform legal services.

                                 PROPOSAL NO. 2

                   APPROVAL OF THE COMPANY'S 1997 STOCK PLAN

     The Board of Directors has adopted, subject to shareholder approval, the FirstMerit Corporation 1997 Stock Plan (the "1997 Stock Plan"). The Board of Directors believes that approval of the 1997 Stock Plan will advance the interests of the Company by providing eligible participants the opportunity to receive a broad variety of equity-based stock awards.

     The Company currently has only 23,040 shares available for grant under the 1992 Stock Plan and 54,400 under the 1992 Director Stock Plan. Both of these Plans were approved by the shareholders in 1992. Upon the approval of the 1997 Stock Plan by the shareholders, the remaining shares under the 1992 Stock Plan will be available for grant but the 1992 Director Stock Plan will be suspended and no further grants will be made thereunder.

     A total of 1,100,000 shares of Common Stock have been reserved for issuance under the 1997 Stock Plan. The number of shares reserved is the amount estimated to meet the Company's requirements for the next five years.

     The following types of awards can be made under the 1997 Stock Plan: discretionary employee stock options, automatic Director stock options, dividend units and restricted stock. The maximum number of shares reserved is 1,000,000 for employee stock options and for restricted stock, and 100,000 for Director stock options. The maximum number of shares of this amount which can be used for restricted stock grants is 250,000. Restricted stock grants can only be made to employees. The maximum annual grant which could be made to any one individual is one and one-half percent of the total outstanding shares of Common Stock of the Company at the time of grant. No Award may be granted under the 1997 Stock Plan after ten years from the date of the Plan, but Awards previously granted may extend beyond such date.

     As of January 1, 1997, 33 employees were eligible to participate in the 1992 Stock Plan and all of the non-employee directors were participants in the 1992 Director Stock Plan. Such individuals will also be eligible to participate in the 1997 Stock Plan if it is approved. It is not currently possible to determine the benefits or amounts which may be received by the future participants of the 1997 Stock Plan, other than the directors who will receive options to purchase 1,200 shares of Common Stock annually.

SUMMARY OF THE 1997 STOCK PLAN

     The following summary description of the 1997 Stock Plan is qualified in its entirety by reference to the full text of the 1997 Stock Plan. Copies of the plan document may be obtained by a shareholder upon written request to the Secretary of FirstMerit.

     EMPLOYEE STOCK PROGRAM. Awards to participants in the employee stock portion of the 1997 Stock Plan may be either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). The option price per share for ISOs must be at least equal to the fair market value of a share of Common Stock on the date the option is granted; the option price per share for NQSOs, however, may be set by the Compensation Committee of the Board of Directors ("Compensation Committee" or "Committee").

     The exercise period for ISOs cannot be more than ten years from the date of grant, while the exercise period for NQSOs may be set by the Committee. Stock options are not transferable, except by will or the laws of descent and distribution, and they may not be subjected to any lien or liability. If granted at the time of an Award, a one-time reload option may also be granted for NQSOs equal to the number of whole shares used by the participant to exercise the option. FirstMerit may also require a participant to pay or otherwise satisfy applicable withholding for income and employment taxes. The Committee may prescribe additional rules governing the exercise of Stock Options and may accelerate their exercisability, subject to certain restrictions imposed under the Code.

     In the event a participant's employment is terminated due to death, disability or retirement, ISOs awarded to the participant will remain exercisable for the maximum period allowable under the Code, and NQSOs will remain exercisable for the remainder of the option term or five years, whichever is less. If a participant's employment is terminated for any reason other than death, disability or retirement, all stock options granted under the 1997 Stock Plan will be canceled immediately; provided, however, that if FirstMerit terminates a participant for reasons other than misconduct or misfeasance, the participant may be granted 30 days to exercise any Stock Options; and provided further, that if termination is attributable to a "Change of Control" (as defined in the 1997 Stock Plan), any Stock Options previously granted will continue for their term, or may immediately vest, as determined by the Committee. An Award may be rescinded following a participant's termination of employment upon a finding that the participant has directly or indirectly competed with FirstMerit or has engaged in any activity otherwise adverse to or not in the best interest of FirstMerit.

     DIRECTORS STOCK PROGRAM. Each non-employee director will be awarded annually, on the day after the Annual Meeting of Shareholders, NQSOs to purchase 1,200 shares of Common Stock. The option price per share is equal to 100 percent of the fair market value of a share of Common Stock on the date the option is granted. NQSOs may not be exercised until six months after the date of grant, then will remain exercisable until ten years from the date of grant. NQSOs are not transferable, except by will or the laws of descent or distribution, and they may not be subjected to any lien or liability. If a director is removed for cause, all NQSOs previously granted will be canceled immediately. If a director is removed for any reason other than for cause, NQSOs previously granted will remain exercisable for the remainder of their term or five years, whichever is less.

     DIVIDEND UNITS. The 1997 Stock Plan provides that a dividend unit may be awarded to participants with respect to each share of Common Stock for which an option is granted. The amount payable with respect to a dividend unit is equal to the aggregate dividends actually paid on one share of Common Stock, to the extent the participant held the dividend unit on the record date for payment. Dividend units may be awarded for terms of ten years, but accrue dividends for a maximum of five years first following their award. Dividend units are not transferable, except by will or the laws of descent and distribution, and they may not be subjected to any lien or liability.

     FirstMerit will pay a participant the amount due with respect to dividend units only upon the exercise of the stock options to which the dividend units are attached. Dividend units expire upon expiration of the related stock options. The 1997 Stock Plan provides that in the event of a Change of Control, FirstMerit may promptly pay to each participant an amount equal to the aggregate amount accrued on the dividend units held by the participant; or as long as a participant holds a dividend unit during its term and dividends are accrued thereon, FirstMerit (or its successor) will continue to make payments with respect to the dividend units.

     RESTRICTED STOCK PROGRAM. Shares may be awarded under the Restricted Stock Program for such consideration, if any, as may be deemed appropriate, including
(i) cash or cash equivalents, (ii) promissory notes payable to FirstMerit's order (which may be subject to cancellation in whole or in part at the discretion of the Committee) or (iii) services rendered to FirstMerit or its Subsidiaries. Shares issued under the Restricted Stock Program may be fully vested upon issuance or may vest over a period of time. The vesting schedule applicable to each issuance, including (i) the service period to be completed by the participant or the performance objectives to be achieved by FirstMerit, (ii) the number of installments in which the shares are to vest, (iii) the interval to lapse between each installment, and (iv) the effect death, disability or any other event designated by the Committee is to have on the vesting schedule.

     A participant in the Restricted Stock Program will have full shareholder rights with respect to the issued shares, including the right to vote such shares and receive all cash dividends paid on such shares, whether or not such shares are vested. Any new, additional or different securities, however, to which the participant may become entitled with respect to the issued shares by reason of (i) any stock dividend, stock split, reclassification, recapitalization or other similar transaction affecting such shares, or (ii) a Corporate Transaction (as such term is defined in the section entitled "Corporate Transaction/Change in Control" below) will be subject to the same vesting schedule and escrow requirements applicable to those issued shares. Unvested shares held under the Restricted Stock Program may not be sold, transferred or assigned, except for certain permitted transfers to the participant's spouse or issue or transfers effected upon the participant's death.

ADMINISTRATION OF THE 1997 STOCK PLAN

     DISCRETIONARY PROGRAMS. The Employee Stock Program and the Restricted Stock Program portions of the 1997 Stock Plan (collectively, the "Discretionary Programs") will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee is comprised solely of persons who qualify both as "outside directors" (within the meaning of Code Section 162(m)) and "non-employee directors" (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934), except that a person who otherwise may not so qualify may be appointed where a recusal procedure is utilized by the Committee for Awards under the Plan.

     Subject to the terms of the 1997 Stock Plan and approval by the non-employee Directors of the Board, the Committee has authority to interpret the 1997 Stock Plan; determine eligibility for the grant of Awards; determine, modify or waive the terms and conditions of any Award; and otherwise do all things necessary to carry out the purposes of the 1997 Stock Plan. All awards are subject to the approval of the non-employee Directors of the Board.

     DIRECTORS STOCK PROGRAM. The Directors Stock Program is a self-executing option program and is administered by the Secretary of the Company.

ELIGIBILITY AND PARTICIPATION

     DISCRETIONARY PROGRAMS. In general, the Committee will recommend, and the non-employee directors of the Board will select, the participants for the Discretionary Programs. Participants will be among the key employees of the FirstMerit who are in a position to make a significant contribution to the success of FirstMerit.

     DIRECTORS STOCK PROGRAM. On the day after the Annual Meeting of Shareholders, each director is automatically awarded a NQSO to purchase 1,200 shares of Common Stock, at the then fair market value.

PAYMENT AND TAX WITHHOLDING

     The full purchase price of any stock option must be paid upon exercise either in (i) immediately available funds, (ii) shares of Common Stock having an aggregate fair market value equal to the full purchase price, (iii) a combination of (i) and (ii), or (iv) by use of a cashless exercise procedure.

CHANGES IN CAPITALIZATION; CHANGE IN CONTROL

     In the event the outstanding shares of FirstMerit's Common Stock are increased or decreased as a result of stock dividends, stock splits, recapitalizations, reorganizations or other changes in corporate structure effected without the receipt of consideration, or in the event FirstMerit's Common Stock is converted into other shares or securities of FirstMerit or any other corporation in connection with a "Corporate Transaction," then appropriate adjustments will be made to the class and/or number of shares available for subsequent issuance under the 1997 Stock Plan.

     In the event of a Corporate Transaction or Change of Control, all unvested options or shares which have been outstanding under the 1997 Stock Plan will immediately vest in full, except (and to the extent) there are limitations at the time the options or shares are issued under the 1997 Stock Plan which preclude such accelerated vesting in whole or in part. The acceleration of the vesting of restricted shares could have the effect of discouraging a Corporate Transaction or Change of Control of FirstMerit and in management even though such Corporate Transaction or Change of Control could be favored by a majority of shareholders. "Change of Control" is basically defined as a change in 30% or more of the beneficial ownership of FirstMerit or a change of a majority of the Board of Directors within a two-year period.

VALUATION

     For purposes of valuation under the 1997 Stock Plan, the fair market value of a share of Common Stock, on any relevant date, is the reported closing selling price per share on the Nasdaq National Market System.

AMENDMENT AND TERMINATION

     The Board of Directors may at any time amend, suspend or terminate the 1997 Stock Plan, in whole or part, provided such action does not adversely affect the rights of participants with respect to outstanding options or shares. No modification to the 1997 Stock Plan may, without shareholder approval, increase the number of shares issuable under the 1997 Stock Plan.

     Unless sooner terminated by Board action, the 1997 Stock Plan will terminate upon the earlier of (i) ten years after adoption, or (ii) the first date when all the shares of FirstMerit's Common stock available for issuance thereunder, or options therefor, have been issued.

PRICE OF COMMON STOCK

     The closing price of the Common Stock on the Nasdaq National Market System on February 3, 1997 was $37.25

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences of the issuance and exercise of stock options and restricted stock awarded under the 1997 Stock Plan. The summary does not address all federal tax consequences, nor does it cover state or local tax consequences.

     OPTIONS. In general, a participant realizes no taxable income on either the grant or the vesting of a stock option. The exercise of a NQSO results in ordinary income (generally subject to withholding, if the participant is an employee) equal to the difference (the "Option Spread") between the value of the Common Stock purchased and the option exercise price. A corresponding deduction is available to the Company. In general, the ordinary income associated with the exercise is measured and taken into account at the time of exercise. Any subsequent sale of Common Stock purchased under a NQSO may result in a capital gain or loss.

     The exercise of an ISO does not produce ordinary taxable income. However, because the Option Spread constitutes "alternative minimum taxable income" (measured and taken into account, in general, at the time of exercise), exercise of an ISO may result in an alternative minimum tax liability. In addition, shares purchased under an ISO ("ISO Shares") are subject to special tax holding rules. If a participant holds on to ISO Shares for at least two years from the date of the ISO grant and at least one year after exercise, any gain or loss recognized for tax purposes upon a subsequent sale of the shares will be a long-term capital gain or loss. A disposition of ISO Shares, however, by the participant within either of these special holding periods (a so-called "disqualifying disposition") results in ordinary compensation income in the year of the disposition equal, in general, to the Option Spread at the time the option was exercised. The ordinary income realized upon a disqualifying disposition of ISO Shares is deductible by the Company but is not subject to withholding. Any additional gain recognized for tax purposes in a disqualifying disposition will be taxed as short-term or long-term capital gain.

     An ISO that is exercised by the participant more than three months following termination of employment (one year, if termination occurred by reason of total and permanent disability) is treated for tax purposes as a NQSO. ISOs granted to a participant under the 1997 Stock Plan (together with ISOs granted to the participant after 1986 under any other plans of the Company) are also treated as NQSOs to the extent that, in the aggregate, they first become exercisable in any calendar year for shares of Common Stock having a fair market value (determined at time of grant) in excess of $100,000.

     Under the so-called "golden parachute" provisions of the Code, certain awards vested or paid in connection with a Change of Control of the Company may also be non-deductible to the Company and may be subject to an additional 20% federal excise tax. Non-deductible "parachute payments" will in general reduce the $1.0 million limit on deductible compensation under Code Section 162(m), to the extent such limit is applicable to remuneration paid under the 1997 Stock Plan or otherwise.

     No taxable income is recognized by a participant upon the grant of a NQSO. The participant will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the option price paid for such shares, and the participant will be required to satisfy the tax withholding requirements applicable to such income.

     FirstMerit will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the participant with respect to the exercised NQSO. The deduction will in general be allowed for the taxable year of FirstMerit in which ordinary income is recognized by the participant in connection with the acquisition of the option shares.

     DIVIDEND UNITS. The grant of a dividend unit generally will not result in taxable income to the participant or a deduction for FirstMerit, but the payment of cash with respect thereto generally will result in ordinary taxable income to the participant and a deduction for FirstMerit. Income taxes will be withheld from payments on dividend units.

     RESTRICTED STOCK. To the extent the participant is issued vested shares, the individual must report as ordinary income in the year of issuance an amount equal to the excess of (i) the fair market value of those vested shares on the date of issue over (ii) the aggregate purchase price paid for such shares. To the extent the issued shares are unvested, the participant will not recognize any taxable income at the time of issuance but will have to report as ordinary income, for the taxable year in which the participant's interest in the issued shares becomes vested, an amount equal to the excess of (i) the fair market value of the shares on the date they become vested over (ii) the aggregate purchase price paid for such. Such participant, however, may elect under Code
Section 83(b) to include as ordinary income in the taxable year of issuance an amount equal to the excess of (i) the fair market value of the unvested shares on the date of issue over (ii) the aggregate purchase price paid for such shares. If the Code Section 83(b) election is made, the participant will not recognize any additional income as and when such participant's interest in the shares subsequently vests.

     FirstMerit will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the participant in connection with the acquisition of the shares and any note forgiveness. The deduction will be allowed for the taxable year of FirstMerit in which the ordinary income is recognized by the participant.

     DEDUCTIBILITY OF PERFORMANCE AWARDS. If the 1997 Stock Plan is approved by the shareholders, certain payments to executive officers under the 1997 Stock Plan will be eligible for treatment as "performance based" compensation under Code Section 162(m) of the Internal Revenue Code. The 1997 Stock Plan is intended to comply with Section 162(m) by allowing Awards granted under the 1997 Stock Plan to qualify as performance-based compensation.

     FirstMerit anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of ISOs or exercises of NQSOs granted with an exercise price equal to the fair market value of the option shares at the time of grant will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of FirstMerit. Accordingly, all compensation deemed paid with respect to those options will remain deductible by FirstMerit without limitation under Code Section 162(m).

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the outstanding shares of FirstMerit Common Stock present in person or represented by proxy at the Annual Meeting, a quorum being present, is required for the approval of the 1997 Stock Plan. A majority of the outstanding shares of Common Stock constitutes a quorum.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS
              VOTE FOR THE APPROVAL OF THE OF THE 1997 STOCK PLAN.

                             PRINCIPAL SHAREHOLDERS

     The following table describes the beneficial ownership of Common Stock of each entity who was known by FirstMerit to be the beneficial owner of more than five percent of the total shares issued and outstanding on or about February 14, 1997. Under rules and regulations promulgated by the Commission, a person is deemed to be the "beneficial owner" of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term "voting power" means the power to vote or to direct the voting of shares and "investment power" means the power to dispose of or to direct the disposition of shares.

     These parties have certified to the Commission that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of FirstMerit.

                                                    SHARES AND
                                                     NATURE OF
              NAME AND ADDRESS                      BENEFICIAL
            OF BENEFICIAL OWNER                      OWNERSHIP          % OF CLASS
--------------------------------------------    -------------------     -----------
Cincinnati Financial Corporation                     2,943,900             9.17%
P.O. Box 145496
Cincinnati, Ohio 45250
First National Bank of Ohio                          1,762,832             5.49%
Trust Division
121 S. Main Street
Akron, Ohio 44308

                                    AUDITORS

     FirstMerit has selected Coopers & Lybrand as its auditors for 1997. Coopers & Lybrand has served as auditors for FirstMerit since 1992. A representative of the auditors will be present at the meeting and will be available to answer questions. The representative will have the opportunity to make a statement at the meeting.

                  SHAREHOLDER PROPOSALS AND BOARD NOMINATIONS

     Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 1998 may be made only by a qualified shareholder and must be received by FirstMerit no later than October 27, 1997.

     The Executive Committee will consider nominees for directors of FirstMerit recommended by shareholders who submit the person's name and qualifications, in writing, to the Executive Committee. Under Article II, Section 2, of FirstMerit's Regulations, shareholders entitled to vote for the election of directors who intend to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to the election to be held at an annual meeting of shareholders, 90-days in advance of such meeting, and (ii) with respect to the election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice from the shareholder must set forth certain information concerning the shareholder and each nominee, including names and addresses, a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the meeting, a description of arrangements or understandings between the shareholder and each nominee, such other information required to be included in a proxy statement, and the consent of each nominee to serve as a director of FirstMerit if so elected.

                                    GENERAL

     The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Georgeson & Company Inc. to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. It is expected that Georgeson will primarily solicit institutional investors and owners not of record who are non-objecting beneficial owners of FirstMerit Common Stock. The costs of such services are estimated at $2,000, plus reasonable distribution and mailing costs.

     Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.


                                            /s/ Terry E. Patton,

                                            Terry E. Patton,
                                            Secretary

Akron, Ohio
February 26, 1997

                          FIRSTMERIT CORPORATION PROXY

                       SOLICITED BY THE BOARD OF DIRECTORS

WILLIAM B. POE, FRANK H. HARVEY, JR. AND JAMES L. HILTON, or any of them, with full power of substitution, are hereby authorized to represent the shareholder designated hereby and to vote all Common Stock of such shareholder in FirstMerit Corporation (the "Company") at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 9, 1997, and any adjournment(s) thereof, with respect to the matters listed on the reverse side of this card.

  PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy card exactly as your name or names appear hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

__________________________________         ____________________________________

__________________________________         ____________________________________

__________________________________         ____________________________________

|X| PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                       With-   For All
                              For      hold    Except

1.  For the election of five  |_|      |_|     |_|
    Class III Directors.

    Nominees:

        JOHN C. BLICKLE, ROBERT M. CARTER,
        TERRY L. HAINES, ROBERT G. MERZWEILER
        AND JUSTIN T. ROGERS, JR.

    Instruction: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through the nominee's name in the list above.

    RECORD DATE SHARES:

Please be sure to sign and date this Proxy.   Date:___________________

______________________________________________________________________
    Shareholder sign here           Co-owner sign here

                                        For    Against Abstain

2.   To approve the FirstMerit          |_|      |_|      |_|
     Corporation 1997 Stock Program.

3. Such other business as properly may come before said meeting and any adjournment(s) thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS SIGNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS SET FORTH HEREIN.

     Mark box at right if comments or address change have |_| been noted on the reverse side of this card.

DETACH CARD                                                      DETACH CARD

                             FIRSTMERIT CORPORATION

         Dear Shareholder:

         Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

         Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

         Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

         Your vote must be received prior to the Annual Meeting of Shareholders, April 9, 1997.

         Thank you in advance for your prompt consideration of these matters.

         Sincerely,

         FirstMerit Corporation